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Exhibit 4.1

TRADEMARK, SUPPLY AND DISTRIBUTION
AGREEMENT

between and among

ALLIED DOMECQ INTERNATIONAL HOLDINGS BV
and
ALLIED DOMECQ SPIRITS & WINE USA, INC.
doing business as
Allied Domecq Spirits, USA

AND

SPI INTERNATIONAL NV
and
SPI SPIRITS (CYPRUS) LIMITED

DATED

NOVEMBER 15, 2000

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

TABLE OF CONTENTS

1.	Definitions	1
2.	ADSUSA's Appointment as Exclusive Distributor	2
3.	Term	2
4.	Distribution Network	2
5.	Other Distribution Appointments	3
6.	Transition	4
7.	Consideration for Trademark Rights	4
8.	Assignment of Trademark Rights	5
9.	Payment	5
10.	Trademark Provisions	5
11.	Non-Competition by Spirits	6
12.	Non-Competition by AD	6
13.	ABSOLUT™ Contingency	7
14.	Other Products and Trademarks	8
15.	Purchase Requirements; Exceptions	8
16.	Purchase Price	9
17.	Advertising and Promotion	9
18.	Adjustment to Purchase Requirements and Advertising and Promotion Expenditures	12
19.	Supply Responsibility Conditions and Contingencies	12
20.	Production & Shipment Forecasts & Lead Time	14
21.	Product Tracing	14
22.	Renewal Rights; First Refusal Rights	14
23.	Nonconforming Goods	14
24.	Indemnification by Spirits	15
25.	Indemnification by AD	15
26.	Certain Trademark Litigation	15
27.	Accounting; Verification	15
28.	Termination	16
29.	Closing Procedure	16
30.	Assignment	16
31.	Headings	16
32.	Representations and Warranties of AD	16
33.	Representations and Warranties of Spirits	17
34.	Force Majeure	17
35.	Tax Treatment	18
36.	Specific Performance	18
37.	Surviving Rights	18
38.	Expenses	19
39.	Confidentiality	19
40.	Notices	19
41.	Modification; Waiver	20
42.	Severability	20
43.	Parties in Interest	20
44.	No Agency	20
45.	Governing Law	20
46.	Entire Agreement	21
47.	Further Assurances	21
48.	Counterparts; Facsimile Execution	21

i

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

Trademark, Supply and Distribution Agreement

        Trademark, Supply and Distribution Agreement dated November 15, 2000, by and between SPIRITS INTERNATIONAL N.V., a Netherlands corporation ("SPI NV"), S.P.I. SPIRITS (CYPRUS) LIMITED, a Cyprus corporation ("SCL"; SPI NV and SCL are sometimes referred to herein collectively as "Spirits") and ALLIED DOMECQ INTERNATIONAL HOLDINGS BV, a Netherlands corporation ("ADIHBV"), ALLIED DOMECQ SPIRITS & WINE USA, INC., a Michigan corporation doing business as Allied Domecq Spirits, USA ("ADSUSA"; ADIHBV and ADSUSA are sometimes collectively referred to herein as "AD").

W I T N E S S E T H:

        WHEREAS, SPI NV has the right to designate an exclusive distributor of the Brands commercialized in the Territory under the Trademarks (each as hereinafter defined); and

        WHEREAS, SCL has the capacity to supply the requirements for the Brands in the Territory (each as hereinafter defined) as more fully provided for herein;

        WHEREAS, SPI NV wishes to appoint ADIHBV as exclusive owner/user in the Territory of all Trademark rights associated with the Brands with the right to assign all or any of such rights to its Affiliates (each as hereinafter defined); and

        WHEREAS, SCL wishes to be the exclusive supplier of the Vodka Products to ADSUSA and its Affiliates in the Territory (each as hereinafter defined);

        NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

        1.    Definitions.    The following capitalized terms shall have the meanings specified in this paragraph 1. Other terms are defined in the text of this Agreement and, throughout this Agreement,such terms shall have the meanings respectively ascribed to them:

          1.1  "Affiliate" means, with respect to each of SCL, SPI NV or AD, any individual or entity which directly or indirectly controls, is controlled by or is under common control with, SPI NV, SCL or AD. For purposes of this definition, "control" means an equity or income interest of fifty percent (50%) or more, or the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of such individual or entity whether or not through the ownership of voting securities, by contract or otherwise.

          1.2  "Advertising and Promotion Spend" shall have the meaning ascribed to it in paragraph 17.11.

          1.3  "Annual Program" shall have the meaning ascribed to it in paragraph 17.1.

          1.4  "Brands" means (a) various Russian Vodka Products (or non-Russian Vodka Products as the parties may agree pursuant hereto) currently commercialized under the Trademarks, excluding Priviet, in the Territory including without limitation, various Vodka Products currently commercialized in the Territory under any other Trademark which includes the Trademarks Stolichnaya or Stoli, and (b) any other Vodka Product which may hereafter be commercialized in the Territory pursuant to the provisions of this Agreement.

          1.5  "Closing" shall have the meaning ascribed to it in paragraph 29 hereof.

          1.6  "Depletions" means the number of nine (9) liter equivalent cases of the Brands sold by ADSUSA wholesale distributors, state agencies or military installations.

          1.7  "Escrow Agreement" means the escrow agreement in the form attached as Exhibit A.

          1.8  "Fiscal Year" means the period beginning on September 1 and ending on August 31 of the succeeding year.

          1.9  "Force Majeure" shall have the meaning ascribed to it in paragraph 34 hereof.

          1.10 "Major Promotional Agency" shall have the meaning ascribed to it in paragraph 17.8 hereof.

          1.11 "Monthly Shipments and Depletions Report" means the monthly report of Shipments and Depletions by ADSUSA furnished to Spirits in accordance with paragraph 17.3 hereof.

          1.12 "Premium Vodka" means a vodka which, upon reference to A.C. Nielsen scanning data or such recognized comparable other source of market data, has a retail price on the 750ml size within fifteen percent (15%) of the Brands.

          1.13 "Purchase Price" shall have the meaning ascribed to it in paragraph 16 hereof.

          1.14 "Russian Vodka" means a Vodka Product which under applicable United States law or regulation may be designated as being of Russian geographic origin.

          1.15 "Shipments" means the number of nine (9) liter equivalent cases of the Brands shipped by ADSUSA to ADSUSA distributors or by ADSUSA to state agencies or military installations or military agencies in the Territory.

          1.16 "Territory" means the United States of America, the District of Columbia and United States military bases and buying offices situated in the United States of America but excluding the territories and possessions of the United States of America.

          1.17 "Trademarks" means (a) Stolichnaya, Stoli and Priviet, including without limitation, any other trademarks with respect to which the trademark Stolichnaya, Stoli or Priviet is used in connection therewith for commercialization of Vodka Products in the Territory and the trademarks identified in Exhibit B hereto, and (b) any other trademark which may, pursuant to this Agreement, hereafter be used in connection with the commercialization of Vodka Products in the Territory.

          1.18 "Vodka Product" means a product which under applicable United States law or regulation may be designated vodka.

        2.    ADSUSA's Appointment as Exclusive Distributor.    Subject to the provisions of this Agreement, Spirits hereby appoints ADSUSA as the exclusive importer and distributor in the Territory of all Vodka Products commercialized under the Trademarks.

        3.    Term.    Subject to earlier termination as provided for in this Agreement, this Agreement shall commence on January 1, 2001, and shall terminate on December 31, 2010.

        4.    Distribution Network.

          4.1  During the term of this Agreement, ADSUSA shall hold, employ and maintain such funds, premises, facilities, warehouses, equipment, competent personnel (including sales and marketing representatives) and inventory of the Brands as shall be appropriate to ensure the proper performance of ADSUSA's duties, obligations and responsibilities hereunder.

          4.2  ADSUSA shall maintain a network of distributors which will distribute, promote, display, store and sell the Brands at the wholesale level within the Territory. ADSUSA shall endeavor to cause each such distributor to promote, display and sell the Brands.

          4.3  ADSUSA shall register and maintain its rights hereunder in accordance with all applicable laws and regulations in the Territory and shall provide such information and technical assistance as shall be required to enable SCL to ship finished goods into the Territory that will meet applicable regulatory requirements in the Territory. ADSUSA shall keep SCL informed of local laws and regulations concerning the marketing and sale of the Brands in the Territory and of any changes or additions to such laws and regulations, in particular but without limitation, those affecting the bottling, packaging, labeling, certification, carriage or import of the Brands. ADSUSA shall also obtain all licenses and other regulatory approvals required to enable it to distribute the Brands in the Territory. SCL shall provide whatever documentation is required to enable ADSUSA to obtain Bureau of Alcohol, Tobacco and Firearms ("BATF") label, formula and other required approvals.

        5.    Other Distribution Appointments.

          5.1  It is the intent of the parties that with respect to any other country of the world, AD or an AD Affiliate will become the importer of record for the Vodka Products supplied by Spirits to such country.

          5.2  In any country of the world in which AD or an AD Affiliate maintains a distribution network or a duty-free operator and Spirits is not currently party to an agreement with an importer of record or duty-free operator, an AD Affiliate shall, within two (2) months of the date of Closing hereof, be granted by Spirits exclusive importation and distribution rights and user of the Trademarks STOLI and STOLICHNAYA and any other trademark used in connection with STOLI and STOLICHNAYA for vodka commercialized or to be commercialized in such country and supplied by Spirits. The agreements providing for the appointments of the AD Affiliates in such countries provided for in this paragraph 5.2 shall be as shall be mutually agreed.

          5.3  With respect to South Africa, Brazil, Mexico, France and the Philippines, the parties will commence negotiations immediately after the date of execution hereof to conclude an agreement pursuant to which AD or an AD Affiliate acquires exclusive importation, distribution and trademark rights with respect to the vodka supplied by Spirits to such country. If definitive agreements are not concluded between the parties on or before December 15, 2000, Spirits may enter into negotiations and conclude an agreement with any third party; provided, however, that AD or an AD Affiliate shall have a right of first refusal to meet the terms of any offer by a third party (which offer shall reflect the forecasted and historical growth of and the advertising and promotional expenditures for the vodka sold in such country and supplied by Spirits to such country. The right of first refusal must be exercised within twenty-four hours of AD's receipt or the AD Affiliate's receipt of the terms of such offer.

          5.4  Within ninety (90) days of the date of closing hereof, Spirits shall provide AD a list of the countries and duty-free operators in which Spirits has, on the date hereof, a distribution agreement in effect with respect to the importation and marketing of vodka, which agreement expires prior to December 31, 2001, and the date of expiration of each such agreement. AD will inform Spirits of whether or not AD or an AD Affiliate maintains a distribution network or a duty-free operator in the countries or duty-free areas identified on the list. With respect to each country or duty-free area in which AD or an AD Affiliate maintains a distribution network or duty-free operator, the parties will enter into good faith negotiations (priority being given to those countries or duty-free areas in which the existing agreements expire or terminate prior to December 31, 2001) to the end of concluding in each such country definitive agreements between Spirits or a Spirits Affiliate and an AD Affiliate pursuant to which the AD Affiliate shall acquire the exclusive importation, distribution and trademark rights with respect to vodka sold in such country or duty-free area by Spirits or a Spirits Affiliate. If definitive agreements are not concluded [*****] days prior to the expiration or termination of any such agreement expiring prior to December 31, 2001, Spirits or a Spirits Affiliate shall have the right to enter into negotiations with any third party; provided, however, that AD or an AD Affiliate shall have a right of first refusal to meet the terms of any offer by a third party (which offer shall reflect the forecasted and historical growth of, and advertising and promotion expenditures for, the vodka sold in such country and supplied by Spirits to such country) to acquire the rights to import, market, sell and distribute the vodka supplied by Spirits to such country. With respect to any such agreement expiring after January 1, 2002, the parties will commence negotiations to conclude a definitive agreement with respect to such expiring agreement three hundred sixty-five (365) days in advance of the termination thereof. If a definitive agreement is not concluded between Spirits or a Spirits Affiliate and AD or an AD Affiliate [*****] days prior to the expiration of such agreement, Spirits or a Spirits Affiliate shall have the right to enter into negotiations with any third party; provided, however, that AD or an AD Affiliate shall have a right of first refusal to meet the terms of an offer by any third party (which offer shall reflect the forecasted historical growth of, and advertising and promotional expenditures for the vodka sold in such country and supplied by Spirits to such country) to acquire the rights to import, market, sell and distribute the vodka supplied by Spirits to such country.

        The provisions of this paragraph 5.4 shall not apply to the Russian Federation, all duty-free locations in the Russian Federation, airline operators in the Russian Federation or the duty-free operator Air Rienta wherever Air Rienta is a duty-free operator. The right of first refusal must be exercised within [*****] days of AD or an AD Affiliate's receipt of the terms of the third party's offer.

          5.5  In the event that AD or an AD Affiliate in a country or duty-free area subject to paragraph 5 markets and sells a vodka on the date an agreement which is subject to the provisions of paragraph 5.4 expires or terminates, AD or the AD Affiliate shall provide notice to Spirits of whether or not the AD Affiliate intends to divest itself of such vodka. If AD or the AD Affiliate gives notice that the AD Affiliate does not intend to divest itself of such vodka, the provisions of paragraph 5.4 shall not apply to such country or agreement. Any agreement entered into by Spirits and AD or the AD Affiliate shall require AD or the AD Affiliate to divest itself of such vodka if AD has given notice to Spirits of AD's intent or the AD Affiliate's intent to divest itself of such vodka.

          5.6  In the event that an AD Affiliate in a duty-free area has a duty-free operator in such area, AD shall have a right of first refusal to meet the terms of any offer upon the conclusion of Spirit's current agreement with a duty-free operator notwithstanding the fact that the AD duty-free operator sells a vodka in such duty-free area. The AD Affiliate shall not be required to divest such vodka.

          5.7  The provisions of this paragraph 5 shall not apply to Cyprus, Cuba, the Russian Federation and the former Republics of the Union of Soviet Socialist Republics and shall not apply to Australia and New Zealand.

        6.    Transition.    Spirits will cooperate with ADSUSA and assist ADSUSA in its efforts to purchase the current inventory of the Brands owned by the current importer in the Territory ("Current Importer") of the Brands at the Current Importer's landed cost therefor and to effect a smooth transition of the marketing, sale and distribution of the Brands from the Current Importer to ADSUSA in the Territory.

        7.    Consideration for Trademark Rights.

          7.1  In consideration of the assignment of the Trademarks to ADIHBV made pursuant to paragraph 10.1, ADIHBV agrees to pay SPI NV as follows:

            (a)  ADIHBV shall pay to SPI NV the amount of [*****] upon the execution and delivery hereof of this Agreement.

            (b)  ADIHBV shall pay to SPI NV on the date of Closing the amount of [*****], such payment to be made in accordance with the provisions of the Escrow Agreement.

            (c)  ADIHBV shall pay to SPI NV on January 1, 2004 the amount of [*****].

          7.2  SPI NV may request and ADIHBV may, in its sole discretion, prepay the amount required under paragraph 7.1(c) by making a payment to SPI NV equal to [*****] such amount to be discounted to the present value thereof on the date selected by ADIHBV for payment. The discount rate shall be the LIBOR rate obtaining for United States Dollars on the day immediately preceding the date selected by ADIHBV for payment.

        8.    Assignment of Trademark Rights.    SPI NV agrees to cause the current registered holder of the Trademarks to assign directly to ADIHBV all of the current holder's right, title and interests in and to the Trademarks and the goodwill associated therewith, in the Territory and all United States territories and possessions, such assignment to be effected pursuant to a Deed of Assignment in the form attached as Exhibit C hereto.

        9.    Payment.    Payment of the amounts provided for in this Agreement shall be in United States Dollars to an account designated by SPI NV or SCL, as applicable, for the receipt thereof and unless otherwise agreed to by SPI NV or SCL, as applicable, by wire transfer to such account.

        10.    Trademark Provisions.

          10.1 SPI NV hereby acknowledges that the rights granted to ADIHBV pursuant to paragraph 8 of this Agreement include the right of ADIHBV to assign, license, and sublicense the Trademarks to AD Affiliates, and to the extent necessary to import, promote, market, sell and distribute the Vodka Products commercialized in the Territory under the Trademarks, the right to license and sublicense the rights granted hereby to subdistributors or resellers of the Brands in the Territory; provided, however, that any such assignment, licensing and sublicensing rights granted thereunder are subject to the provisions of this Agreement and shall terminate upon the termination of this Agreement.

          10.2 ADIHBV acknowledges that the Trademarks and all indicia of manufacturing origin and quality and other intangible rights relating to the Brands, including without limitation, trade dress, copyrights, packaging and labels, have valuable goodwill in the Territory and that Vodka Products bearing the Trademarks and/or such indicia and intangible rights have a reputation of premium quality and high prestige. ADIHBV acknowledges SPI NV's reversionary interest in (i) the Trademarks, (ii) all indicia of manufacturing origin and quality of the Vodka Products commercialized hereunder, (iii) all intangible rights relating to the Vodka Products commercialized hereunder, and (iv) all of the goodwill attributable to the Trademarks, such intangible rights and such indicia of manufacturing origin and quality. ADIHBV acknowledges that, notwithstanding the assignments made or caused to be made by SPI NV pursuant to paragraph 8 of this Agreement, nothing in this Agreement conveys or assigns to ADIHBV ownership of any reversionary rights retained by SPI NV pursuant to this Agreement in connection with the right, title or interest in or to the Trademarks and the goodwill associated therewith, such indicia or other intangible rights thereto.

          10.3 ADIHBV will promptly notify or cause SPI NV to be promptly notified of any infringement, imitation or other act by a third party inconsistent with ADIHBV's legal title to the Trademarks or any act of unfair competition (each an "Infringing Act") by a third party whenever such Infringing Act in the Territory shall come to AD's attention. Subject to the provisions of paragraph 26 hereof, ADIHBV shall cause ADSUSA to take all such steps and actions necessary or advisable to prevent or enjoin such Infringing Act and obtain compensation for damages therefor as ADSUSA would have taken had the Infringing Act occurred in respect of a trademark or intangible right of an ADSUSA core brand (as internally defined from time to time by ADSUSA).

          10.4 Upon termination of this Agreement in accordance with the provisions hereof, ADIHBV hereby expressly agrees to assign to SPI NV, and agrees to cause to be assigned to SPI NV by any assignee, licensee or sublicensee of AD, any rights to the Trademarks and the goodwill associated therewith which may, by operation of law or otherwise, vest in AD, or its licensees or sublicensees, if any, as a consequence of AD's or its licensees' or sublicensees' activities in connection with the importation, marketing, sale, promotion and distribution of the Brands in the Territory.

          10.5 AD shall not permit to exist any lien or encumbrance on the Trademarks resulting from acts or otherwise attributable to AD or its assignees, licensees or sublicensees, if any, without the prior written consent of SPI NV.

          10.6 Except as otherwise permitted hereunder, AD shall not transfer, assign or convey the Trademarks to any person, firm or entity without the prior written consent of SPI NV.

          10.7 AD shall not take any action and shall ensure that its assignees, licensees and sublicensees, if any, shall not take any action that may adversely affect, damage or injure the Trademarks or at any time use the Trademarks or the Brands or any material utilizing or reproducing the Trademarks in a manner that could derogate the value, reputation or goodwill associated with the Trademarks.

          10.8 AD shall cause its assignees, licensees and sublicensees, if any, not to challenge the validity of SPI NV's reversionary interest in the Trademarks or to challenge or contest that the rights of AD and the rights of AD's assignees, licensees and sublicensees, if any, under this Agreement cease upon the termination of this Agreement in accordance with the terms hereof.

          10.9 Upon termination of this Agreement and Spirits making any required payment applicable upon such termination, ADIHBV shall execute and shall cause its assignees, licensees and sublicensees, if any, to execute any and all documents and instruments as may be necessary or desirable to vest in SPI NV (or such person or entity as SPI NV may designate) all right, title and interest in and to the Trademarks and the goodwill associated therewith in the Territory, all such documents or instruments to be in a form then suitable for filing with the United States Trademark and Patent Office.

          10.10  Except for the Trademarks, including those trademarks, trade dress and symbols which may hereafter be agreed between the parties in order to carry out the promotion, marketing, import, sale and distribution of the Brands in the Territory as contemplated herein, AD and Spirits agree not to register or cause to be registered in the Territory any trademarks, trade names or symbols which are confusingly similar to the Trademarks.

          10.11  Except as may otherwise be required by law in the Territory, AD shall not add to the Trademark any other sign, word, symbol or denomination whatsoever without the prior written consent of SPI NV.

        11.    Non-Competition by Spirits.

          11.1 Except as otherwise provided in paragraph 11.2, Spirits shall not market, distribute or sell any Vodka Product in the Territory nor market, distribute or sell any Vodka Product to any third party in the Territory for the purpose of marketing, distribution or sale in the Territory.

          11.2 In the event that Spirits shall enter into an arrangement in the Territory pursuant to which Spirits holds an equity or income interest in an entity commercializing a Vodka Product under the trademark "MOSKOVSKAYA" and depletions (as such term is commonly used in the alcohol beverage business in the Territory) of such Vodka Product in the Territory during any calendar year during the term hereof equal or exceed [*****] liter equivalent cases, then, at such time, ADSUSA's obligations under paragraphs 17.6 and 17.11 shall terminate.

  The provisions of this paragraph 11.2 shall not apply in the event that ADSUSA and Spirits agree to the importation and distribution in the Territory by ADSUSA of Vodka Product commercialized under the trademark "MOSKOVSKAYA."

        12.    Non-Competition by AD.

          12.1 Except in the event that Spirits has not exercised an option granted Spirits in paragraphs 12.2, 12.3 and 12.4 below and except for sales into the Territory by Corby Distilleries Ltd. of the brand commercialized under the name Polar Ice™, AD and AD's Affiliates shall not market, sell, promote or distribute any other Vodka Product in the Territory other than the Brands during the term hereof.

          12.2 Except for the brand commercialized in the Territory under the name Polar Ice™, in the event AD or an AD Affiliate acquires any entity which markets and sells a Vodka Product in the Territory, AD shall provide notice to Spirits of whether or not AD or the AD Affiliate intends to divest itself of such Vodka Product. In the event AD gives notice that it or the AD Affiliate intends to divest itself of such Vodka Product, AD or the AD Affiliate shall have a period of one year from the date of such acquisition to complete such divestiture. In the event that AD gives notice that it or the AD Affiliate does not intend to divest itself of such Vodka Product or in the event that AD or such AD Affiliate does not complete such divestiture in such one year period, then Spirits shall have the option to terminate this Agreement.

          12.3 In the event that during the term of this Agreement AD or an AD Affiliate acquires a Vodka Product brand commercialized in the Territory, then Spirits shall have the option of terminating this Agreement.

          12.4 In the event that AD or an AD Affiliate is acquired by or merges with an entity commercializing a Vodka Product in the Territory, then Spirits shall have the option to terminate this Agreement.

          12.5 In the event that Spirits exercises an option granted pursuant to paragraph 12.2, 12.3 or 12.4 hereof, then, upon the termination of this Agreement, Spirits shall pay to ADIHBV an amount (less any credit provided for in this paragraph 12.5) equal to (a) [*****] multiplied by the number of calendar years remaining until the conclusion of the term of this Agreement if such event occurs during the period [*****] through [*****] (including any fraction of a calendar year), or (b) [*****] multiplied by the number of calendar years remaining until the conclusion of the term of this Agreement if such event occurs during the period [*****] through [*****] (including any fraction of a calendar year). If the event occurs during the years [*****] through [*****], Spirits shall receive a credit against the amount calculated pursuant to clause 12.5(a) above in the amount of [*****]. If the event occurs during the years [*****] or [*****], Spirits shall receive a credit against the amount calculated pursuant to clause 12.5(b) above in the amount of [*****]. As between ADIHBV and ADSUSA, the expense of such credit shall be borne by ADSUSA.

          12.6 In the event of the exercise by Spirits of an option granted pursuant to paragraph 12.2, 12.3 or 12.4 hereof to terminate this Agreement, ADIHBV shall not be obligated to assign any rights to the Trademarks (including the goodwill associated herewith) transferred to ADIHBV pursuant to this Agreement until the payment required under paragraph 12.5 hereof is made by Spirits to ADIHBV.

          12.7 The provisions of this paragraph 12 shall not apply in the event of the applicability of paragraph 13 hereof.

        13.    [*****] Contingency.

          13.1 In the event that during the period beginning upon the date of execution and delivery hereof of this Agreement and concluding [*****], AD or an AD Affiliate concludes a transaction pursuant to which AD or an AD Affiliate obtains the right to commercialize on any basis in the Territory the [*****] commercialized under the trademark [*****], this Agreement shall be deemed terminated and there shall be paid to Spirits on [*****], the sum of [*****] in the manner provided for in the Escrow Agreement. AD shall notify Spirits immediately upon the conclusion of any such arrangement and, upon Spirit's receipt of the [*****] payment on [*****], as provided for in the Escrow Agreement, AD's obligations under this Agreement shall cease without further liability; provided, however, that in the event such payment is not timely made, Spirits may pursue all remedies at law or in equity it would have otherwise had available for breach of this Agreement without giving effect to the provisions of paragraph 12 hereof. As between ADIHBV and ADSUSA, such expense shall be attributable to ADSUSA.

          13.2 If on or after [*****], AD or an AD Affiliate concludes a transaction pursuant to which any of the foregoing obtain the right to commercialize on any basis in the Territory the [*****] commercialized under the trademark [*****], Spirits shall retain all consideration paid to Spirits and Spirits shall have the option of terminating this Agreement. As between ADIHBV and ADSUSA, any such expense shall be attributable to ADSUSA.

          13.3 In the event that this Agreement is deemed terminated pursuant to paragraph 13.1, the Escrowed Documents (as defined in the Escrow Agreement) shall be immediately disposed by the Escrow Agent as provided for in the Escrow Agreement.

          13.4 In the event that Spirits elects to exercise the option granted it under paragraph 13.2, ADIHBV, upon the termination of this Agreement, shall transfer the Trademarks and the goodwill associated therewith to such party as SPI NV shall designate.

        14.    Other Products and Trademarks.    Subject to the provisions of paragraph 11.2, during the term of this Agreement, ADSUSA shall have the exclusive right to import, distribute and market in the Territory any Vodka Product produced by or for Spirits whether or not such Vodka Product exists at the date of Closing. New trademarks, if any, used in connection with the commercialization of such Vodka Products in the Territory shall be as agreed between the parties. Further, during the term of this Agreement, ADSUSA shall have the right to develop, upon mutual agreement with Spirits, new Vodka Products supplied by Spirits. Any such new Vodka Products may be commercialized under the Trademarks. In the event that any such new Vodka Products are to be commercialized under different trademarks, such trademarks shall be acceptable to both parties. Such different trademarks shall be deemed Trademarks for purposes of this Agreement and upon the termination of this Agreement all Trademarks including such different trademarks shall be assigned to SPI NV.

        15.    Purchase Requirements; Exceptions.

          15.1 Beginning January 1, 2001, ADSUSA shall purchase the following number of [*****] liter equivalent cases of the Brands for the Territory:

            (a)  for calendar year 2001, [*****];

            (b)  for calendar year 2002, [*****];

            (c)  for each of calendar years 2003, 2004, 2005 and 2006, [*****] cases per year;

            (d)  for each of calendar years 2007, 2008 and 2009, [*****] cases per year; and

            (e)  in calendar year 2010, [*****] cases.

          15.2 ADSUSA shall have no purchase requirement for Vodka Products commercialized in the Territory under the Trademark PRIVIET; provided, however, that any purchase by ADSUSA in a calendar year of Vodka Products commercialized under the Trademark PRIVIET shall correspondingly reduce in such calendar year ADSUSA's minimum purchase requirement for the Brands provided for in paragraph 15.1, and provided further that ADSUSA shall sell in the Territory such quantities of Vodka Products commercialized under the Trademark PRIVIET as may be necessary to maintain the Trademark PRIVIET in the Territory.

          15.3 In calendar years 2008, 2009 and 2010, SCL shall not be obligated to accept orders by ADSUSA for the Brands if the acceptance of such orders would cause ADSUSA's inventory of the Brands in the Territory in [*****] liter equivalent cases to exceed [*****] of ADSUSA's one year forward forecast for the Brands. ADSUSA shall not be liable for any failure to purchase in calendar year 2008, 2009 or 2010 the minimum purchase requirement for the Brands specified for calendar years 2008, 2009 and 2010 pursuant to paragraph 15.1 where such failure in such calendar year is the result of an election by SCL under this paragraph 15.3 to not accept an ADSUSA order or orders for the Brands.

          15.4 Except as otherwise expressly permitted herein, AD, ADSUSA and AD Affiliates shall purchase all requirements for Vodka Products in the Territory exclusively from SCL.

        16.    Purchase Price.

          16.1 For the term of this Agreement and except as otherwise provided in Exhibit D, the Purchase Price of Vodka Products sold by SCL to ADSUSA for resale in the Territory shall be as set forth on Exhibit D attached hereto.

          16.2 Payment for Vodka Products supplied pursuant to this Agreement shall be made by ADSUSA in United States Dollars within thirty (30) days of the date of the bill of lading to the account designated by SCL against the following documents:

            (a)  SCL's invoice to ADSUSA—3 copies;

            (b)  full set of clean on board bills of lading in the name of ADSUSA or its designee;

            (c)  any other documents which are legally necessary to import the Vodka Products into the Territory to the extent SCL is capable of supplying the same. ADSUSA, within 45 days from the date of execution hereof, shall identify all such other documents.

          16.3 In the event ADSUSA fails to make payment timely in accordance with paragraph 16.2, ADSUSA shall pay interest on the unpaid amount at the rate of one and one half percent (1.5%) per month until the date of payment.

          16.4 The delivery term for Vodka Products shall be F.O.B. Russian port or Hamburg, Germany at SCL's election. SCL may, in its sole discretion, revise the delivery term; provided, however, that any such revision shall be profit and/or revenue neutral to ADSUSA.

          16.5 Delivery Date, title, risk of loss for Vodka Products shall be when the Vodka Products pass through the gate of the port specified in the bill of lading.

        17.    Advertising and Promotion.

          17.1 ADSUSA shall prepare a sales and marketing program for the Territory for each Fiscal Year ("Annual Program") for joint review and agreement with Spirits. Each Annual Program shall specify price positioning strategy, marketing strategy, marketing activities, and the advertising and promotional budget ("Advertising and Promotion Spend") for the Brands. Spirits representatives on the MRC (as hereinafter defined) shall have the right to reject any such Annual Program and in the case of such rejection, ADSUSA shall be required to prepare such other Annual Program as

  Spirits shall accept. Such Annual Program shall be finalized no later than June of each year for the following Fiscal Year.

          17.2 There shall be formed a marketing review committee ("MRC") with responsibility for oversight of the marketing of the Brands in the Territory as provided below:

            (a)  each of Spirits and ADSUSA shall appoint three representatives to the MRC;

            (b)  the MRC will be responsible for approval of the Annual Program;

            (c)  the MRC will conduct an annual meeting for the purpose of reviewing past activities, identifying problems and opportunities for the Brands in the Territory and agreeing to any desired changes or adjustments to the Annual Program prepared by ADSUSA pursuant to paragraph 17.1; and

            (d)  the MRC will also conduct quarterly meetings during each fiscal quarter of each Fiscal Year for the purpose of reviewing the progress of the current Annual Program and to make any adjustments to such Annual Program.

          17.3 On or about the twentieth day of each month, ADSUSA shall present to Spirits a report in respect of the immediately preceding month detailing Shipments and Depletions for the immediately preceding month and such additional information as Spirits may reasonably request from time to time and which is reasonably available to ADSUSA.

          17.4 During the term of this Agreement, ADSUSA shall devote the skill, knowledge and efforts to advertise, promote, distribute and sell the Brands in the Territory comparable to the skill, knowledge and efforts it devotes to its core brands (as internally defined from time to time by ADSUSA). In addition, ADSUSA shall use the efforts ADSUSA employs in respect of its core brands (as internally defined from time to time by ADSUSA) towards:

            (a)  developing recognition and receptivity to the Brands and building Brand equity;

            (b)  expanding the consumer base for the Brands in the Territory;

            (c)  placing the Brands in a priority position in selling cycles, peak promotional periods and sales force portfolios;

            (d)  maximizing sales of the Brands through education and goal-setting for its sales force;

            (e)  such other efforts in respect of the promotion of the Brands as may be agreed between the Parties from time to time; and

            (f)    developing consumer advertising.

          17.5 ADSUSA shall employ no less than three (3) individuals dedicated solely to the marketing of the Brands and shall further employ sufficient other personnel equal to nine (9) full time sales and marketing personnel dedicated to promoting the sale and marketing of the Brands. At all times during the term of this Agreement, the Brands shall have the status of a core brand (as internally defined by ADSUSA from time to time) and shall have personnel devoted to the Brands consistent in numbers and position level with the other core brands in the ADSUSA portfolio of brands in the Territory.

          17.6 During the term of this Agreement, ADSUSA undertakes and agrees to advertise, market and promote the Brands in accordance with, and to the extent specified in, the Annual Program then in effect. All such advertising, marketing and promotional development shall be done in a timely fashion to allow for adequate review by the MRC, it being understood that the Spirits' representative on the MRC shall be informed of all Major Activities (defined as all major activities related to the advertising, marketing and promotion of the Brands that are contemplated in any Annual Program or national promotional calendar).

          17.7 ADSUSA shall use reasonable efforts to cause distributors to undertake local advertising and promotional campaigns for the Brands and to promote the sale of the Brands vigorously and aggressively, all in accordance with the Annual Program then in effect.

          17.8 The MRC shall meet and agree upon the selection and appointment of any advertising agency for the Brands, as well as any promotional agency retained by ADSUSA in connection with Major Activities ("Major Promotional Agency") or market research supplier for the Brands, and no appointment or selection of such advertising agency, Major Promotional Agency or market research supplier shall be made without the prior written approval of the Spirits' representatives on the MRC, which approval shall not be unreasonably withheld or delayed and which shall be presumed if written objection to any such proposed selection is not received by ADSUSA within 15 days following receipt by the Spirits' representatives of such proposed selection. In addition, ADSUSA shall not give its approval with respect to any aspect of any Major Activities including but not limited to (i) any new advertising concept campaign or platform derived from the storyboard stage relating to any Major Activities, and (ii) any final advertising campaign relating to any Major Activities, without first obtaining the approval of the Spirits' representatives on the MRC, which approval shall not be unreasonably withheld or delayed and which shall be presumed if written objection to any such advertising concept, campaign or platform derived from the storyboard stage or final adverting campaign is not received by ADSUSA within fifteen (15) days of the Spirits' representatives receipt thereof. Notwithstanding anything to the contrary contained herein, Spirits shall have the right to reject at any time any advertising copy related to Major Activities that the Spirits' representatives reasonably determines is likely to mislead or deceive the public, is at variance with the business, advertising or public relations policies of Spirits, or is likely to impair the image of goodwill of Spirits or the Brands, in which event ADSUSA shall, and shall cause any such advertising agency to, discontinue any such advertising as promptly thereafter as practicable.

          17.9 Before any materials to be used in connection with any Major Activities (including point of purchase materials in connection therewith) are produced, ADSUSA shall furnish Spirits with a sample of any such materials and shall obtain Spirits' prior written approval, which consent shall not unreasonably be withheld or delayed, before such production may begin, and which approval shall be presumed if written objection to any such materials is not received by ADSUSA within 15 days of receipt by Spirits of such materials.

          17.10  The following expenditures (except as otherwise provided herein and excluding price discounts) shall be made by ADSUSA in support of the marketing, promotion, sale and distribution of the Brands in the Territory:

            (a)  for the period [*****], to [*****], a minimum amount equal to [*****] plus the amount equal to [*****] per [*****] liter equivalent case multiplied by the number of Depletions in excess of [*****] during such period with a maximum of [*****] which maximum may be exceeded at ADSUSA's sole discretion;

            (b)  for the period [*****], to [*****], a minimum amount equal to [*****] plus the amount equal to [*****] per [*****] liter equivalent case multiplied by the number of Depletions in excess of [*****] during such period with a maximum of [*****] which may be exceeded at ADSUSA's sole discretion;

            (c)  for the period [*****], to [*****], the minimum amount of [*****];

            (d)  during calendar year [*****] and during each succeeding calendar year until the conclusion of the term of this Agreement, a minimum amount equal to the minimum amount determined for the immediately preceding calendar year adjusted for the rate of inflation in the Territory determined in accordance with the URBAN CPI in the immediately preceding calendar year;

            (e)  during calendar year [*****] and in each succeeding calendar year until the conclusion of the term of this Agreement, not less than [*****] of ADSUSA's advertising and promotion expenditure during each such calendar year shall be in respect of advertising unless mutually agreed by the parties.

          17.11  In calendar year 2001, SCL agrees to make a contribution to ADSUSA's advertising and promotion efforts on behalf of the Brands in an amount equal to the number of [*****] liter equivalent cases purchased by ADSUSA in calendar year [*****] multiplied by [*****] per such case up to the maximum amount of[*****].

          17.12  In calendar year[*****], SCL agrees to make a contribution to ADSUSA's advertising and promotion efforts on behalf of the Brands in an amount equal to the number of[*****] liter equivalent cases purchased by ADSUSA in calendar year [*****] multiplied by [*****] per such case up to the maximum amount of[*****].

          17.13  The amount of the contribution determined in paragraphs 17.12 and 17.13 hereof may be taken by ADSUSA as a credit on a per case basis against the invoices rendered by SCL for ADSUSA's purchases of the Brands, such credit not to exceed, in the aggregate, the amount of [*****] in calendar year [*****] and the amount of [*****] in calendar year [*****].

        18.    Adjustment to Purchase Requirements and Advertising and Promotion Expenditures.

          18.1 Subject to the provisions of paragraph 19, in the event that, at any time during the term of this Agreement, (i) SCL is unable to ship Vodka Product, for a period of [*****] continuous days which results in ADSUSA's inability to fill customer orders, or (ii) the Premium Vodka category in the Territory declines by [*****] over any period of [*****] continuous days, which [*****] decline is for reasons such as, by way of example and not limitation, reduction in consumer or customer demand, contamination or applicable government regulation, or (iii) ADSUSA is not legally able to commercialize the Brands (excluding any act or failure to act of AD being the cause of such inability) under the Trademarks in the Territory and any such event results in a decrease in ADSUSA's Shipments of the Brands, then:

            (a)  ADSUSA may reduce its purchase requirements for the Brands provided for in paragraph 15.1 for the affected calendar year [*****]; and

            (b)  ADSUSA may reduce its advertising and promotion expenditures for the Brands for the affected calendar year [*****].

        19.    Supply Responsibility Conditions and Contingencies.

          19.1 SCL shall use its reasonable commercial efforts to maintain the supply capability necessary to enable ADSUSA to purchase quantities of the Brands equal to ADSUSA'S forecast of Depletions for the Territory, which forecast shall be demonstrated to SCL at reasonable intervals, and which supply quality, at a minimum, shall equal both GOST and BATF standards and the specifications and quality assurance procedures set forth in Exhibit F. Vodka Products supplied (except as otherwise provided for herein) shall, in addition, meet the regulatory standards in the Territory for Russian geographic origin designation. SCL shall (i) provide ADSUSA with a list of all production and bottling facilities where the Brands are produced and/or bottled, (ii) permit ADSUSA'S representatives to visit and inspect any and all production and/or bottling facilities for purposes of assuring quantity capability and quality control for the Brands at reasonable times and intervals and with reasonable notice, (iii) shall permit ADSUSA to inspect any Vodka Products purchased, and to reject non-conforming Vodka Products pursuant to the procedures set forth in paragraph 23, and (iv) shall permit ADSUSA to make suggestions and recommendations for changes in manufacturing processes or equipment. After the date of the Closing, SCL and ADSUSA shall meet to develop standards regarding quality assurance procedures including product recall cooperation, handling of major product defects, rejection levels for glass defects, packaging material specifications and the like.

          19.2 [*****]:

            (a)  should any event of Force Majeure, or any economic or political event increase SCL's cost of goods for finished case Vodka Products supplied to ADSUSA pursuant to this Agreement by more than [*****], Spirits shall have the right to [*****] in fulfillment of its obligations under this Agreement; provided, however, Spirits shall resume [*****] as soon as reasonably practicable after the event or events giving rise to such increase in SCL's cost of goods no longer obtain;

            (b)  In addition to purchase orders in respect of ADSUSA's purchases of Vodka Products for calendar year[*****], ADSUSA may purchase during calendar year [*****] an inventory in the Brands (excluding "PRIVIET") of up to [*****] mixed cases at the Purchase Price. SCL shall have [*****] months to fill any such orders. The mix of flavors and sizes shall be provided by ADSUSA in accordance with the provisions of paragraph 20 hereof;

            (c)  in the event of Force Majeure or any action by the government of the Russian Federation or any agency, political subdivision or instrumentality thereof renders it impossible for Spirits to supply Russian Vodka to ADSUSA, then the following shall apply:

                (i)  all obligations under paragraphs 15 and 17 shall cease;

              (ii)  in the event that the introduction of a [*****] in the Territory as a Brand causes ADSUSA's profit to fall below ADSUSA's determined break even point, then ADSUSA shall have the right to terminate this Agreement or renegotiate the terms thereof. In the event ADSUSA elects to terminate this Agreement, Spirits shall repay to ADIHBV (i) [*****] multiplied by the number of calendar years remaining until the conclusion of the term of this Agreement if such event occurs during the period [*****], through [*****] (including fractional years), or (ii) [*****] multiplied by the number of calendar years remaining until the conclusion of the terms of this Agreement if such event occurs during the period [*****], through [*****] (including fractional years);

            (d)  If Spirits is unable or fails to ship quantities of a Vodka Product which is commercialized under the Trademarks sufficient to meet ADSUSA's Shipment needs for a continuous period of[*****] days, which quantities do not exceed[*****] of the quantity of such Vodka Product ordered by ADSUSA for the corresponding period in the previous calendar year and which event results in ADSUSA's inability to fill customer orders, ADSUSA shall have the right to [*****] until such time as SCL is capable of supplying ADSUSA quantity needs for such Vodka Product as set forth in this paragraph 19.2(d). ADSUSA agrees, in the event of the applicability of this paragraph 19.2(d), to use commercially reasonable efforts to purchase [*****].

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        20.    Production & Shipment Forecasts & Lead Time.    ADSUSA shall provide SCL with purchase orders a minimum of ninety (90) days prior to the requested shipment date. ADSUSA shall further provide its forecast of Shipments, on a rolling twelve (12) month basis, by SKU, which forecast shall be provided no less than quarterly.

        21.    Product Tracing.    SCL will insure that Vodka Products supplied by SCL to the Territory can be traced back to date and location of bottling. In cooperation with ADSUSA, SCL will develop and implement additional procedures to enhance tracing capabilities. SCL shall advise ADSUSA if production of the Brands has been moved from distilleries at Kaliningrad or Irkutsk to any other location and to identify such location.

        22.    Renewal Rights; First Refusal Rights.

          22.1 AD shall have a right of first refusal to meet the terms of any third party to acquire, upon the conclusion of the term hereof, the rights to import, market, sell and distribute the Brands in the Territory. In consideration of the right granted hereby, ADIHBV shall make a final payment upon the conclusion of the term of this agreement to SPI NV equal to the aggregate number of [*****] liter equivalent cases shipped by ADSUSA during the entire term of this agreement exceeding [*****] multiplied by [*****] per such case ("Final Payment"). The Final Payment shall be payable in addition to any consideration agreed to by the parties upon a renewal, if any, hereof. The Final Payment shall be made whether or not this Agreement is renewed; provided however, that if this Agreement is renewed, the payment required by this paragraph shall be deemed to be consideration paid in respect of such renewal. The Final Payment shall not be required if this Agreement terminates pursuant to paragraphs 12.2, 12.3, 12.4, 13, 19(c)(ii) or 28 hereof.

          22.2 In the event that Spirits, during the term or at the conclusion of this Agreement, decides to sell to a third party all or any of Spirits' right, title and interest in and to the Trademark STOLICHNAYA or STOLI or any othertrademarks with respect to which the Trademark STOLICHNAYA or STOLI is used in connection therewith in the Territory, AD shall have a right of first refusal to meet the terms of any offer by a third party to acquire such rights for the Territory.

          22.3 Each AD Affiliate which has entered into an agreement with Spirits or a Spirits Affiliate pursuant to paragraph 5 hereof shall have a right of first refusal to meet the terms of any third party to acquire upon the conclusion of the terms of the Agreement, the rights to import, market, sell and distribute the Vodka supplied by Spirits or a Spirits Affiliate to such country.

          22.4 Each AD Affiliate which has entered into an agreement with Spirits or a Spirits Affiliate pursuant to paragraph 5 hereof shall have a right of first refusal, in the event that Spirits or the Spirits Affiliate decides to sell all or any part of its trademark rights in the country which is the subject matter of such agreement to a third party, to meet the terms of any offer by such third party to acquire such trademark rights.

        23.    Nonconforming Goods.    Subject to compliance with the procedures set forth in Exhibit F and any procedures developed pursuant to paragraph 19.1 with respect to rejection of defective, nonconforming or unmerchantable supply of the Brands, if any defective, nonconforming or unmerchantable supply of the Brands has been delivered to ADSUSA, (i) ADSUSA shall first give SCL an opportunity to cure the nonconforming shipment by shipping to ADSUSA at SCL's cost an equivalent supply of the Brands in merchantable quality within 45 days following SCL's receipt of notice of the nonconforming shipment, and (ii) if SCL does not so ship such equivalent supply, SCL shall accept a return of such quantities of the Brands for a full refund of the purchase price, plus all applicable shipping and other expenses, if any, incurred by ADSUSA (to the extent not reflected in the Purchase Price). Notice to SCL of the rejection of defective, nonconforming or unmerchantable supply of the Brands shall be accompanied by the report or statement of an independent testing laboratory or surveyor's report or certification, including such documents as may be required by the government of the Russian Federation, supporting such defect, nonconformance, or event resulting in unmerchantability.

        24.    Indemnification by Spirits; Insurance.    Spirits shall indemnify and defend against and hold AD harmless from any claim, damage, loss, liability, cost or expense (including reasonable fees and disbursements of counsel) resulting or arising from (i) claims or actions arising from product defects in the Vodka Products delivered to ADSUSA or its customers pursuant to this Agreement, or (ii) any material breach by Spirits of the provisions of this Agreement; provided, however, that Spirits shall not indemnify AD for any claims, whether arising from defects in the Brands or otherwise, which result from actions taken by AD. SCL shall maintain product liability insurance with a reputable insurance carrier (and provide evidence thereof to AD) for so long as SCL is supplying Vodka Products to ADSUSA in the amount of [*****] per occurrence/[*****] in aggregate.

        25.    Indemnification by AD; Insurance.    AD shall indemnify and defend Spirits against and hold Spirits harmless from any claim, damage, loss, liability, cost or expense (including reasonable fees and disbursements of counsel) resulting or arising from (i) the distribution or sale of the Brands to its distributors or other persons at the wholesale or retail level (other than arising out of the circumstances described in paragraph 24 above, (ii) AD's negligence or bad faith, (iii) a defect in the Brands attributable to AD's actions, or (iv) any material breach by AD of the provisions of this Agreement. AD shall maintain product liability insurance with a reputable insurance carrier (and provide evidence thereof to SCL) for so long as AD is purchasing Vodka Products from SCL in the amount of [*****] occurrence/[*****] in aggregate.

        26.    Certain Trademark Litigation.    In the event that (a) a Russian Federation national, (b) any person or entity acting on behalf of a Russian Federation national or organization or entity of Russian origin or organized under the laws of the Russian Federation, (c) the government of the Russian Federation, (d) any agency or instrumentality of the government of the Russian Federation or (e) any other political subdivision of the Russian Federation institutes a suit in the Territory against AD and/or Spirits alleging AD's title to the Trademarks or SPI NV's reversionary interest in the Trademarks is for any reason invalid, then each party shall have the right, at its sole expense, to defend and participate in the defense of such action with counsel of its own choosing. The parties shall instruct the respective counsels of each to fully cooperate in such defense. Neither party shall settle or otherwise dispose of any such claims without the written consent of the other parties hereto, which consent may be withheld by any party in its sole discretion.

        27.    Accounting; Verification.

          27.1 SCL shall keep and maintain complete and accurate books and records pertaining to its sales of the Vodka Products to ADSUSA, its cost of goods therefor and such other costs and expenses as will permit an accurate calculation of SCL's cost of goods for finished case Vodka Products supplied to ADSUSA pursuant to this Agreement. ADSUSA shall have the right, in the event that SCL has elected pursuant to paragraph 19.2(a), to have the Vodka Products [*****] as provided for in paragraph 19.2(a) hereof, upon reasonable notice, to have a representative or representatives who or which has signed an appropriate confidentiality agreement with Spirits, to inspect such books and records of SCL at SCL's office during normal business hours for the purpose of verifying the increase in cost of goods provided for in paragraph 19.2(a) hereof. Such inspection shall be at the sole cost and expense of ADSUSA.

          27.2 ADSUSA shall maintain complete and accurate books and records pertaining to its expenditure obligations hereunder in sufficient detail to permit verification of any ADSUSA expenditure obligation hereunder. Spirits shall have the right, upon reasonable notice to ADSUSA to have a representative or representatives, who or which have signed an appropriate confidentiality agreement with ADSUSA, to inspect such books and records during business hours at the offices the same are maintained not more than once annually. Such inspection shall be at the sole cost and expense of SCL.

        28.    Termination.

          28.1 In the event there shall have occurred a material adverse breach of this Agreement or a material adverse default in the observance or performance of any provisions hereof, the party claiming the same shall promptly provide detailed notice thereof to the other party hereto. The party receiving such notice shall have sixty (60) days from the date such party receives such notice to cure the material adverse breach or material adverse default detailed in such notice and, if the same is timely cured within such sixty (60) day period the provisions of this Agreement shall remain in full force and effect and neither party shall have any liability to the other by reason of such material adverse breach or material adverse default. In the event that the material adverse breach or material adverse default detailed in such notice cannot with due diligence be cured within the sixty (60) day period provided for in this paragraph 28.1, and the party in default promptly notifies the other party of the period in which it anticipates that it can be cured, then the time to cure such material adverse breach or material adverse default shall be extended for such period as may be necessary to cure the same with all due diligence. This Agreement shall forthwith terminate upon a party's failure to cure such material adverse breach or material adverse default within such initial or such extended period in the event the party ceases to cure with all due diligence.

          28.2 Either party may terminate this Agreement forthwith by notice in writing if, at any time such party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such party or of its assets, or if a party proposes a written agreement of consolidation or extension of its debts, or if a party shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within one hundred eighty (180) days after the filing thereof, or if a party shall propose, or be a party to, any dissolution of liquidation, or if party shall make an assignment for the benefit of its creditors.

        29.    Closing Procedure.    The parties shall deposit or cause to be deposited with the Escrow Agent (as defined in the Escrow Agreement) the funds and the documents and instruments identified and referenced therein and, unless this Agreement is deemed terminated pursuant to paragraph 13 hereof, the closing shall take place by the performance by the Escrow Agent of its duties and responsibilities under paragraph 5 of the Escrow Agreement.

        30.    Assignment.    This Agreement, including the Exhibits hereto, shall be binding upon and inure to the benefit of the parties hereto and the respective successors and permitted assigns of each. A party may assign all or any part of its rights and obligations under this Agreement only to an Affiliate; provided, however, that unless consented to otherwise, the assigning party shall remain bound by its obligations hereunder.

        31.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        32.    Representations and Warranties of AD.    Each of ADIHBV and ADSUSA hereby represents and warrants to Spirits as at the date of this Agreement as follows:

            (a)  Each of ADIHBV and ADSUSA:

                (i)  is a corporation duly organized and in good standing under the laws of the Netherlands, in the case of ADIHBV, and Michigan, in the case of ADSUSA; and

              (ii)  has the full power and legal right to execute and deliver this Agreement and perform its obligations hereunder.

            (b)  The execution, delivery and performance of this Agreement do not and will not (i) violate (A) the organization and governance documents of each of ADIHBV and ADSUSA, or (B) any provision of any indenture, agreement or other instrument or document to which ADIHBV or ADSUSA is a party or by which any of its assets or properties is bound or affected, or (ii) be in conflict with or result in a breach of or constitute a default under any indenture, agreement, instrument or document referred to in clause (i)(B) of this paragraph 32.

            (c)  There is no action or proceeding nor, so far as each of ADIHBV and ADSUSA is aware (due inquiry having been made), any threat of an action or proceeding that would materially and adversely affect ADIHBV's and ADSUSA's performance hereof.

            (d)  The execution and delivery of this Agreement have been duly authorized by all necessary action of each of ADIHBV and ADSUSA. Other than consents, authorizations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorization of, filing with, notice to or other act by or in request of, any governmental authority or any other person, in the name of each of ADIHBV and ADSUSA, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

        33.    Representations and Warranties of Spirits.    Each of SPI NV and SCL hereby represents and warrants to and with AD as of the date of this Agreement as follows:

            (a)  Each of SPI NV and SCL:

                (i)  is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, in the case of SPI NV, and Cyprus, in the case of SCL; and

              (ii)  has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

            (b)  The execution and delivery of this Agreement by SPI NV and SCL have been duly authorized by all necessary action on the part of each of SPI NV and SCL. The execution, delivery and performance of this Agreement do not and will not (i) violate (A) the organization and governance documents of SPI NV or SCL, or (B) any provision of any indenture, agreement or other instrument or document to which SPI NV or SCL is a party or by which any of its assets or properties is bound or affected, or (ii) be in conflict with or result in a breach of or constitute a default under any indenture, agreement, instrument or document referred to in clause (i)(B) of this paragraph 33.

            (c)  The execution and delivery of this Agreement have been duly authorized by all necessary actions of SPI NV and SCL. Other than consents, authorizations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorization of, filing with, notice to or other act by or in request of, any governmental authority or any other person, in the name of SPI NV or SCL, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

        34.    Force Majeure.

            (a)  All incidents of force majeure, being circumstances beyond the reasonable control of either party and which have, or may have, a material effect on the ability to perform under this Agreement, including, but not limited to, failure of power or other utility or sanitary supplies; fire; flood; earthquake; other natural disaster; explosion; riot, strike or lock-out of that party's work force; civil insurrection or unrest; terrorist activity; war (whether war be declared or not); and laws, regulations and acts of any governmental, transnational or local authority ("Force Majeure"), shall for the duration and to the extent of the effects caused thereby release the parties from the performance of their contractual obligations hereunder.

            (b)  The party who has suffered the Force Majeure (the "Affected Party") shall notify the other party (the "Non-Affected Party") without delay of any such incident(s) occurring and the parties shall discuss the effects and extent of such incident(s) on this Agreement and the measures to be taken.

            (c)  Each party shall take all reasonable steps to avoid or restrict Force Majeure and to mitigate any loss therefrom.

            (d)  In the event of an incident or incidents of Force Majeure, the parties shall as soon as reasonably possible resume performance of their obligations hereunder.

        35.    Tax Treatment.

          35.1 The payment made by ADIHBV to SPI NV under paragraph 7.1 shall be made free and clear of and without deduction for any and all present or future taxes, deductions or withholdings, and all interest and other liabilities with respect thereto, imposed by any federal, state, local or other governmental entity or authority in the Territory. If ADIHBV shall be required by law to deduct any taxes from or in respect of any sum payable pursuant to paragraph 7.1 (i) the sum payable shall be increased as may be necessary so that after making all required deductions SPI NV receives an amount equal to the sum it would have received had no such deductions been made, (ii) ADIHBV shall make such deductions, and (iii) ADIHBV shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law. If ADIHBV shall so deduct or withhold any such taxes, it shall provide a statement to SPI NV setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which SPI NV may reasonably request.

          35.2 ADIHBV will indemnify SPI NV for the full amount paid by SPI NV to any taxing authority in the Territory which otherwise should have been paid by ADIHBV pursuant to paragraph 35.1.

          35.3 The indemnity provided in this paragraph 35 shall not apply to any other payments made to SPI NV pursuant to this Agreement.

        36.    Specific Performance.    The parties agree that irreparable injury will result from (i) a breach of any duty or obligation on the part of AD or an AD Affiliate or any assignee to assign the Trademarks to SPI NV or its designee as required pursuant to the terms of this Agreement or inconsistently with the provisions of this Agreement or (ii) a breach of any duty or obligation on the part of Spirits or a Spirits Affiliate to provide AD with the opportunity to exercise any right of first refusal granted AD by this Agreement, and that money damages will be inadequate to fully remedy the injury occasioned by any such breach. Accordingly, in the event of a breach or threatened breach of a duty identified in clause (i) or (ii) of the preceding sentence, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary orders: (A) restraining and enjoining any act which would constitute a breach; or (B) compelling the performance of any obligation which, if not performed, would constitute a breach.

        37.    Surviving Rights.    Any termination of this Agreement shall be without prejudice to the rights and remedies of either party with respect to any of the provisions of this Agreement or arising out of breaches prior to such termination, and shall not relieve either of the parties of any obligations or liability accrued hereunder prior to such termination including, without limitation, indemnity obligations and confidentiality obligations, or rescind or give rise to any right to rescind anything done, or payments made or other consideration given, hereunder prior to the time of such termination and shall not affect in any manner any vested rights of either party arising out of this Agreement prior to such termination. The obligations of the parties under paragraph 39 hereof shall survive for a period of seven (7) years from the date of any termination hereof.

        38.    Expenses.    Except as may be expressly provided for elsewhere in this Agreement, each of the parties hereto shall bear its own expenses in connection with this Agreement, the performance hereof and the transactions contemplated hereby.

        39.    Confidentiality.    Each of the parties shall hold and shall cause its respective officers, directors, employees, affiliates, agents and representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with this Agreement (except to the extent that such information can be shown to have been (i) already known to the party receiving such information (as demonstrated by written records in the possession of the party existing on the date hereof), (ii) in the public domain through no act of such party in contravention of the provisions of this paragraph 38, (iii) later lawfully acquired from other sources by the party to which it was furnished, or (iv) as otherwise required under compulsion of legal process or by law, and each party will not release or disclose such information to any other person, except its auditors, attorneys and financial advisors.

        40.    Notices.    All notices, requests, consents and other communications hereunder shall be in writing and shall either be sent (postage prepaid) by first class registered or certified mail or by a nationally recognized overnight courier service toll prepaid, transmitted by facsimile (receipt confirmed) or delivered personally:

    if to ADIHBV:

    Allied Domecq International Holdings BV
    c/o Allied Domecq Spirits & Wine USA, Inc.
    355 Riverside Avenue Westport, CT 06880
    Fax: (203) 221-6345
    Attention: President and Chief Executive Officer

    if to ADSUSA:

    Allied Domecq Spirits & Wine USA, Inc.
    355 Riverside Avenue
    Westport, CT 06880
    Fax: (203) 221-5527
    Attention: President and Chief Executive Officer

    with a copy to:

    Harold V. Gorman, Esq.
    Allied Domecq Spirits & Wine USA, Inc.
    355 Riverside Avenue
    Westport, CT 06880
    Fax: (203) 221-6398

    If to SCL:
    S.P.I. Spirits (Cyprus) Limited
    Kanika Business Center, 319A; 8th Fl.
    28th October Street
    3311 Limassoh
    Cyprus
    Fax: 357 559-0620
    Attention: Managing Director

    If to SPINV
    Spirits International NV
    World Trade Center
    Curacao
    Netherlands Antilles
    Fax: 599 463-6392
    Attention: Managing Director

    with a copy to:

    Chadbourne & Parke LLP
    30 Rockefeller Plaza
    New York, NY 10012
    Attention: Leslie J. Schreyer
    Fax: (212) 541-5369

or to such other address of which the addressees shall have notified the sender in writing. Notices shall be effective when received.

        41.    Modification; Waiver.    No modification of or amendment to this Agreement shall be valid unless in a writing signed by all the parties hereto and referring specifically to this Agreement and stating the parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

        42.    Severability.    This Agreement is intended to be valid and effective under any applicable law and, to the extent permissible under applicable law, shall be construed in a manner to avoid violation of or invalidity under any applicable law. Should any provisions of this Agreement be or become invalid, illegal or unenforceable under any applicable law, the other provisions of this Agreement shall not be affected and shall remain in full force and effect and, to the extent permissible under applicable law, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform with the intent of the parties. Nothing in this Paragraph 42 shall preclude a party hereto from bringing an action for failure of consideration in the event a material provision of this Agreement shall be held invalid, illegal or unenforceable.

        43.    Parties in Interest.    This Agreement shall become effective when it shall have been executed and delivered by the parties hereto and thereafter shall be binding upon and inure to the benefit of the parties.

        44.    No Agency.    The relationship between the parties hereto is seller and buyer. Neither party shall represent itself to be the agent of, or to have the authority to contract for or obligate the other party.

        45.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to principles of conflicts of law obtaining in the State of New York. Jurisdiction of any dispute shall be the United States District Court for the Southern District of New York. Each of the parties irrevocably agrees that such suits, actions or proceedings may only be commenced or prosecuted in such court, and each irrevocably waives any claim that any such court constitutes an inconvenient forum for the prosecution of such suit, action or proceeding. Each of the parties irrevocably agrees not to seek the transfer of any such suit, action or proceeding to any court located outside of the United States District Court for the Southern District of New York.

        46.    Entire Agreement.    This Agreement (including the Exhibits hereto and the other documents and instruments referred to herein) written in the English language constitute the entire agreement between and among the parties and supersedes all other prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

        47.    Further Assurances.    Either party shall, at the other party's request, execute and deliver such instruments or take such other actions as may be reasonably requested to effectively carry out the terms and provisions of this Agreement.

        48.    Counterparts; Facsimile Execution.    This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed the Agreement on the date aforesaid.

ALLIED DOMECQ INTERNATIONAL HOLDINGS BV		SPI INTERNATIONAL NV
By		By

	Name: Title:		Name: Title:
ALLIED DOMECQ SPIRITS & WINE USA, INC.		SPI SPIRITS (CYPRUS) LIMITED
By		By

	Name: Title:		Name: Title:

Exhibit A

ESCROW AGREEMENT

        ESCROW AGREEMENT, dated as of November 16, 2000, between and among Allied Domecq International Holdings BV ("ADIHBV"), PepsiCo, Inc. ("Pepsi"), Pepsi-Cola International Ltd. (PCIL), ZAO Sojuzplodimport ("ZAO"), and Spirits International N.V. ("SPINV") (ZAO and SPINV sometimes collectively referred to as "Spirits"), and Citibank, N.A. as escrow agent (the "Escrow Agent").

RECITALS

        WHEREAS, ADIHBV and SPINV, among others, have entered into a Trademark, Supply and Distribution Agreement (the "Trademark Agreement") of even date herewith with regard to, inter alia, the importation and distribution in the United States of America ("the US") of the beverage alcohol brands commonly known as "STOLICHNAYA" or "STOLI" and "PRIVIET" vodkas and any flavored or other vodkas bearing or sold in association with those or related trademarks (hereinafter "the Marks"); and

        WHEREAS, to complete the transactions contemplated by the Trademark Agreement, ADIHBV and Spirits are entering into this Escrow Agreement; and

        WHEREAS, to fulfill certain obligations to Spirits regarding the Marks, Pepsi and PCIL are entering into this Agreement;

        NOW THEN, in consideration of the mutual covenants, warranties and agreements contained in this Escrow Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

        1.    Escrow Agent. The Escrow Agent agrees to act as escrow agent with respect to delivery of the funds and documents as set forth below, and shall be subject to and abide by the terms and conditions of this Escrow Agreement.

        2.    Rights, Duties and Immunities.

          (a)  Acceptance by the Escrow Agent of its duties under the Escrow Agreement is subject to the following terms and conditions, which all the other parties to this Escrow Agreement shall govern and control the rights, duties and immunities of the Escrow Agent:

            (i)    The Escrow Agent shall have no duties or responsibilities except those expressly set forth in this Escrow Agreement and no duties or responsibilities shall be inferred or implied. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts riots, acts of war, epidemics, fire, communication line failures, power failures, earthquakes or other disasters.

            (ii)  The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of any of the other parties to this Escrow Agreement to honor any of the provisions of, or perform any of their respective duties and obligations under the Trademark Agreement.

            (iii)  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever.

            (iv)  The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any other party with respect to matters within such party's control, without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgement or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine, and may assume that such person has been properly authorized to do so.

            (v)  ADIHBV and Spirits, jointly and severally, agree to reimburse the Escrow Agent for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or expense (including, but without limitation, reasonable attorney's fees, costs and disbursements) that the Escrow Agent may suffer or incur in connection with this Agreement and its performance hereunder or in connection with this Agreement and its performance hereunder or in connection herewith, except to the extent such loss, liability, damage or expense arises from its willful misconduct or negligence as adjudicated by a court of competent jurisdiction.

            (vi)  The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel. ADIHBV agrees to reimburse the Escrow Agent on demand for such legal fees, disbursements and expenses.

            (vii) The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 60 days written notice to the parties to the Escrow Agreement herein. Any such resignation shall terminate all obligations and duties of the Escrow Agent hereunder. On the effective date of such resignation, the Escrow Agent shall deliver this Escrow Agreement together with any and all related instruments or documents to any successor Escrow Agent agreeable to the parties, subject to the Escrow Agreement herein. If a successor Escrow Agent has not been appointed prior to the expiration of 60 days following the date of the notice of such resignation, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Agreement.

            (viii)The Escrow Agent shall make payment of income earned on the escrowed property as set forth in paragraphs 5(b) or 6(c). That payee shall provide to the Escrow Agent an appropriate U.S. tax form W-9, for tax identification number certification. The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the escrowed property.

            (ix)  The Escrow Agent shall receive as its fee, the amount of nine thousand ($9,000) dollars (U.S.). In the event that such fees are not paid to the Escrow Agent within 30 days of presentment to ADIHBV, then the Escrow Agent may pay itself such fees from the property held in escrow hereunder.

          (b)  The Escrow Agent is not a party to the Trademark Agreement between or among any of the other parties and is not bound by nor chargeable with knowledge of any of the terms thereof or of any other agreement.

        3.    Warranties.

          (a)  Each of Pepsi, PCIL, Spirits, and ADIHBV hereby expressly represent and warrant that each has all necessary right to enter into this Escrow Agreement and to authorize the Escrow Agent to perform its duties hereunder.

          (b)  Pepsi hereby expressly agrees, and PCIL, ZAO and SPINV, hereby expressly consent and agree that, during the term of this Escrow Agreement, each will not make any assignment, transfer, hypothecation, security interest or other encumbrance upon the Marks, or any rights related to the Marks, including but not limited to any applications or registrations relating thereto, except as set forth herein, unless consented to in writing by ADIHBV.

          (c)  ADIHBV, PCIL, ZAO and SPINV each expressly represents and warrants, on behalf of itself and on behalf of its signatory hereto, who purports to act on behalf of the party for which he or she executes this Escrow Agreement, that he or she has the right, duty, power and authorization to execute this and all documents deposited with the Escrow Agent on behalf of and to bind such party, and each shall provide appropriate evidence of the authority of such signatory.

        4.    Escrowed Documents and Funds. During the term of this Escrow Agreement, the Escrow Agent shall hold the following documents and funds, which shall be deposited with the Escrow Agent contemporaneously with execution the Trademark Agreement or as soon thereafter as is reasonably practicable:

          (a)  A fully executed Agreement Directing Assignment of Interest in the Marks, among Pepsi, ZAO and SPINV, appointing, designating, and authorising ADIHBV as the person entitled and authorised to receive an assignment from Pepsi of the Marks (the "Designation Agreement"), the form of which is attached hereto and marked Exhibit A;

          (b)  A fully executed Deed of Assignment between Pepsi and ADIHBV, effective January 1, 2001, (the "Deed of Assignment"), the form of which is attached hereto and marked Exhibit B;

          (c)  A fully executed letter to the U.S. Customs Service from Pepsi authorizing ADIHBV or its appointed designee, to import the products associated with the Marks (the "Letter to U.S. Customs"); the form of which is attached hereto and marked Exhibit C; and

          (d)  The sum of [*****] which shall be placed in Citifunds Institutional U.S. Treasury account or instrument, or such other investment ADIHB may instruct in writing. Any risk of loss shall be borne by ADIHBV.

        5.    Effective Dates and Release of Escrowed Documents and Funds. Unless notified in writing on or before December 31, 2000, of the applicability of paragraph 6 hereof, as provided for in paragraph 6, the Escrow Agent shall disburse the Escrowed Documents and Funds, set forth and identified in paragraph 4(a) through 4(d) above, as follows:

          (a)  On January 2, 2001, upon the opening of the Escrow Agent for business, the Escrow Agent shall wire transfer to SPINV, to the account designated in Exhibit D (SPINV Receiving Bank), for value on January 2, 2001, the sum of [*****], and shall provide to ADIHBV, PCIL and SPINV, written confirmation with details of such wire transfer, including confirmation of receipt by the Receiving Bank.

          (b)  The Escrow Agent shall wire transfer to ADIHBV or its designee, in accordance with any wire transfer instructions given to the Escrow Agent by ADIHBV or its designee, for receipt and credit on January 2, 2001, the balance of all funds remaining in escrow after making the wire transfer provided for the paragraph 5(a) above.

          (c)  Upon notice to the Escrow Agent by PCIL, that PCIL has received the amount of [*****] dollars (U.S.) (the "PCIL Payment"), the Escrow Agent shall deliver to Pepsi the Designation Agreement and to ADIHBV the Deed of Assignment and the Letter to U.S. Customs, via hand delivery. PCIL shall give such notice to the Escrow Agent by hand on the same day on which PCIL receives the PCIL Payment. Should the Escrow Agent not receive such notice from PCIL on or before January 2, 2001, the Escrow Agent shall deliver the documents as provided for herein, on such day thereafter as it receives written notice from PCIL that it has received the PCIL Payment. Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

          (d)  Should PCIL not receive either the PCIL Payment or notification that the PCIL Payment instructions have been given, with detailed confirmation of those wire transfer instructions, by the close of business on January 11, 2001, PCIL may instruct the Escrow Agent, in writing to deliver all documents held in escrow as follows:

            (i)    The Designation Agreement, identified above in paragraph 4(a), shall be delivered to SPINV.

            (ii)  The Deed of Assignment, identified above in paragraph 4(b), shall be delivered in Pepsi.

            (iii)  The letter to U.S. Customs identified above in paragraph 4(c) shall be delivered to Pepsi.

          (e)  The Escrow Agent shall retain possession of all documents identified herein above, until such time as the Escrow Agent receives (1) the Notice from PCIL that it has received the PCIL payment; or (2) written instructions from PCIL pursuant to Paragraph 5(d) above, or (3) written instructions signed by all parties.

        6.    [*****] Contingency. In the event that SPINV or ADIHBV notifies the Escrow Agent of the occurrence of the [*****] Contingency as provided for in paragraph 13.1 of the Trademark Agreement, which notice must be accompanied by an original (pen and ink) copy of ADIHBV's notice to Spirits of the occurrence of such event, or a copy of a statement issued by ADIHBV or its parent, Allied Domecq plc, to the London Stock Exchange, that ADIHBV its parent, or an entity directly or indirectly held by Allied Domecq plc, has acquired the rights to commercialize in the United States of America the Vodka Product commercialized under the trademark [*****], then the Escrow Agent shall on January 2, 2001:

          (a)  deliver all documents held in escrow as follows:

            (i)    The Designation Agreement, identified above in paragraph 4(a), shall be delivered to SPINV.

            (ii)  The Deed of Assignment, identified above in paragraph 4(b), shall be delivered to Pepsi.

            (iii)  The letter to U.S. Customs identified above in paragraph 4(c) shall be delivered to Pepsi.

          (b)  upon the opening of the Escrow Agent for business, wire transfer to SPINV to the account designated in Exhibit F, for value on January 2, 2001, the sum of U.S. [*****] and Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

          (c)  wire transfer for receipt and credit on January 2, 2001, the balance of all funds remaining in escrow to ADIHBV or its designee after making the wire transfer provided for in paragraph 6(b) above, in accordance with any wire transfer instructions given to the Escrow Agent by ADIHBV or its designee.

        7.    Termination of Escrow Agreement. This Agreement shall terminate upon fulfillment of all of the terms hereof, or as otherwise agreed by ADIHBV, Spirits, Pepsi and PCIL, in writing. The Escrow Agent shall be notified promptly in writing of any termination.

        8.    Governing Law and Personal Jurisdiction. This Agreement shall be construed under and governed by and enforced in accordance with the laws of the state of New York, without regard to its principles of conflicts of laws and the parties hereto expressly consent to personal jurisdiction in the City and State of New York (U.S.), which shall be the exclusive jurisdiction for any action brought in connection with this Escrow Agreement or any rights affected by exercise of the terms hereof. Each party hereto also irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar objection, and irrevocably consents to service of process by mail to the address set forth herein for each party.

        9.    Remedies. The parties agree that if any of the parties fail (or if there is a threat of failure) to comply with any covenants or agreements contained in this Agreement, then in addition to any other remedy provided for at law or in equity, a non-breaching party shall be entitled to preliminary and permanent injunctive and other equitable relief including, but not limited to the specific performance of the terms and conditions of this Agreement. The breaching party agrees to waive any requirement for an injunction bond but, if a bond is required by a court, it shall be in a nominal amount. In addition, the breaching party shall be fully responsible for all costs of the enforcement of this Agreement or the collection or pursuit of any remedies, including attorney's fees and expenses incurred by the enforcing party. The remedies hereunder shall be cumulative and not alternative; the election of one remedy for a breach shall not preclude pursuit of other remedies.

        10.    Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed via overnight courier service.

If to ADIHBV	Allied Domecq International Holdings BV c/o Allied Domecq North America Corp. 355 Riverside Avenue Westport, CT 06880 Attn: General Counsel
If to ZAO or SPINV	ZAO Sojuzplodimport Spirits International NV c/o Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112 Attention: W. Colm McKeveny
If to PCIL	Pepsi-Cola International Ltd. P.O. Box HM 2090 Williams House, 20 Reid Street Hamilton HM HX Bermuda Attention: General Counsel
If to Pepsi	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577 USA Attention: General Counsel
If to Escrow Agent	Citibank Private Bank 120 Broadway 2nd Floor New York, NY 10271 Attention: Steve Poortenga

        Or to such other addresses of which the addressee shall have notified the sender in writing pursuant to the terms hereof. Notices shall be effective upon delivery against the recipient. In the event that the Escrow Agent determines, in its sole discretion, that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems advisable.

        11.    Headings. The section headings of this Escrow Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Escrow Agreement or the intent of any section or paragraph.

        12.    Counterparts: Facsimile Signatures. This Escrow Agreement may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which shall be deemed to be an original and all of which together constitute one and the same agreement. Facsimile signatures on this Escrow Agreement shall be deemed original signatures.

        13.    Entire Agreement: Amendments. This Escrow Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations between the parties, and can be amended, modified, supplemented, extended, terminated, discharged or changed only by an agreement in writing which makes specific reference to this Escrow

Agreement and which is signed by all of the parties hereto. If any of the terms or conditions of any other agreement between the parties hereto conflicts or is inconsistent with any of the terms or conditions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control.

        IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their authorized representatives as of the date first written above.

Allied Domecq International Holdings BV Florijnstraat 1. PO Box 673 4870 AR Erten-Leur The Netherlands
Date:	By:
ZAO Sojuzplodimport 32-24 Smolenskaya-Sennaya Moscow 121200 Russian Federation
Date:	By:
Spirits International, N.V. World Trade Center TMII-19 Curacao, NA
Date:	By:
Pepsi-Cola International Ltd. P.O. Box HM 2090 Williams House 20 Reid Street Hamilton HM HX Bermuda
Date:	By:
PepsiCo. Inc. 700 Anderson Hill Road # Purchase, New York 10577 USA
Date:	By:
Citibank, N.A. 120 Broadway 2nd Floor New York, NY 10271
Date:	By:

Exhibit B

TRADEMARKS

MARK	REGISTRATION NO.
STOLICHNAYA	865,462
STOLICHNAYA	1,291,454
STOLICHNAYA	2,317,475
STOLI	1,244,735
STOLICHNAYA RUSSIAN VODKA	1,852,552
STOLICHNAYA KAFYA	2,155,523
STOLICHNAYA LIMONNAYA VODKA	2,334,080
STOLICHNAYA LIMONNAYA	2,339,463
STOLICHNAYA LIMONNAYA VODKA	2,334,079
STOLICHNAYA OHRANJ	2,291,831
STOLICHNAYA OHRANJ	2,233,190
STOLICHNAYA OHRANJ	1,988,911
STOLI PERSIK	2,189,745
STOLICHNAYA STOLI PERSIK	2,339,689
STOLICHNAYA STOLI RAZBERI	2,204,355
STOLI RAZBERI	2,175,465
STOLICHNAYA STRASBERI	2,202,991
STOLI STRASBERI	2,205,863
STOLI VANIL	2,192,600
STOLI ZINAMON	2,192,681
PRIVIET	1,557,155
PRIVIET VODKA PREMIUM IMPORTED FROM RUSSIA	1,758,655
STOLICHNAYA GOLD	75/184,282

Exhibit C

DEED OF ASSIGNMENT

        This Assignment is effective as of January 1, 2001 BETWEEN PepsiCo, Inc., a Company organized and existing under the laws of North Carolina, U.S.A., located and doing business at 700 Anderson Hill Road, Purchase, New York 10577, U.S.A., (hereinafter "Assignor") and Allied Domecq International Holdings BV, a company organized and existing under the laws of the Netherlands, located and doing business at Florijnstraat 1, PO Box 673, 4870 AR Etten-Leur, The Netherlands (hereinafter "Assignee").

        WHEREAS Assignor is the owner of all rights, title and interest in and to the trademarks relating to the brands STOLI, STOLICHNAYA, and PRIVIET, in the United States and all of its territories and possessions, including but not limited to Guam and Puerto Rico, listed in the attached schedule, Schedule A, ("the Marks"), and the registrations and applications related thereto as set forth in the attached schedules, Schedules B, C, and D, and forming a part hereof; and

        WHEREAS Assignee is desirous of acquiring the Marks, and any attendant registrations and applications, together with the goodwill appurtenant thereto and symbolized thereby, and that portion of Assignor's business associated therewith, any and all past and present rights which have accrued or may accrue to Assignor of any and all kind of nature incident or appertaining to the Marks, and including without limitation any and all common law rights and the right to sue for and recover any accrued damages for past infringements thereof, and is desirous of obtaining all other intellectual property rights of Assignor related thereto, including, without limitations, copyrights, industrial designs, patents, trade secrets, and trade dress; and

        WHEREAS, Assignor represents and warrants that it has all necessary title and right to grant the assignment and rights transferred hereunder, free and clear of all liens and encumbrances of any kind, and that it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

        NOW THEREFORE, in consideration of and in exchange for the sum of [*****] and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, said Assignor does hereby sell, assign, convey and transfer unto said Assignee, its successors and assigns, any and all right, title and interest in and to the Marks and registrations and applications therefor, and any and all other trademarks, trade names, service marks and trade dress used in connection with the trademarks STOLI, STOLICHNAYA and PRIVIET not specifically listed in the attached schedules but owned by Assignor, together with the goodwill of the business appurtenant thereto and symbolized by the Marks, and that portion of Assignor's business associated therewith, and further, all right, title and interest in to any and all other intellectual property rights without limitation relating to the Marks, including but not limited to all right, title and interest in and to any and all past and present rights which have accrued or may accrue to Assignor of any and all kind or nature incident or appertaining to the Marks including without limitation any and all common law rights and the right to sue for and recover any accrued damages for past infringements thereof, the same to be held and enjoyed by Assignee as fully and entirely as the same would have been held by Assignor had such sale, assignment, conveyance and transfer not been made.

        Assignor agrees to execute and deliver at the reasonable request of the Assignee, without further consideration, all papers, instruments, and assignments, and to perform any other reasonable acts the Assignee may require in order to vest all of Assignor's rights, title and interest in and to the Marks in the Assignee and/or to provide evidence to support any of the foregoing in the event such evidence is deemed necessary by the Assignee, to the extent such evidence is in the possession or control of Assignor, any extraordinary expense or cost associated with the transfer or such request by Assignee will be borne by Assignee.

        Assignor agrees to provide Assignee with copies of its files related to trademark rights in the Marks, and further will endeavor to find those people that can reasonably cooperate with Assignee in connection with the enforcement of any rights acquired by Assignee, at Assignee's expense.

        Assignor agrees that this agreement will be binding on its successors in interest.

        The governing law of this Assignment shall be that of New York State and all parties hereto hereby submit to the exclusive jurisdiction in the City and State of New York to resolve disputes which may arise hereunder and which cannot be resolved amicably.

        The undersigned individuals represent and warrant that each has the authority to act on behalf of and bind the party for whom they are signing.

        (The balance of this page deliberately left blank.)

        IN WITNESS WHEREOF the parties hereto have executed this Assignment; this            day of                        , 2002

WITNESS:	PEPSICO, INC.
(the "Assignor" herein)
By:

Name: Title:
STATE OF	)
)
COUNTY OF	)	ss.:
)
)

        On this            day of                        , 2002, before me personally came                        , to me known, who being by me duly sworn did depose and say that he/she is the                         of                         the corporation described in and which executed the foregoing instrument as Assignor; that he/she knows the corporate seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he/she signed his name thereto by like order.

Notary public

ALLIED DOMECQ INTERNATIONAL HOLDINGS BV
(the "Assignee" herein)
Date:	By:
Name: Title:
Date:	By:
Name: Title:

        I, Hendrik Jan Steinvoort, notaris (civil-law notary) practising in Rotterdam, the Netherlands, confirm that the signatures placed on this document which was offered to me correspond with the signatures placed on the passport or driving licence respectively in the name of

1.
Franklin James Vrolijk, residing at Nachtegaal 124, 4872 WD Etten-Leur, born in Breda on 26 October 1953, and

2.
Paul Richard van Heel, residing at Tijs van Zebenterstraat 43, 3062 XP Rotterdam, born in Deventre on 18 May 1964,

        who:

  (i)
  are managing directors of the private company with limited liability: Allied Domecq International Holdings B.V., with corporate seat in Breda and with address at: Florijnstraat 1, 4879 AH Eten-Leur, registered in the trade register under number 20056938 (the "Company"); and

  (ii)
  as such acting jointly are authorised to represent the Company.

        When issuing the statements included above under (i) and (ii), I, notaris, based any observations entirely on the information stated in the extract from the trade register of the registration of the Company under the listings "BESTUURDER(S)" and on article 13, paragraph 1 of the Company's articles of association relating to the power to represent the Company.

        Signed in Rotterdam on    November 2000.

SCHEDULE A

STOLICHNAYA
STOLI
STOLICHNAYA RUSSIAN VODKA
STOLAR
STOLICHNAYA KAFYA
STOLICHNAYA STOLI KAFYA
STOLI KAFYA
STOLICHNAYA LIMONNAYA VODKA
STOLICHNAYA LIMONNAYA
STOLICHNAYA OHRANJ
STOLICHNAYA PERSIK
STOLICHNAYA STOLI PERSIK
STOLI PERSIK
STOLICHNAYA RAZBERI
STOLICHNAYA STOLI RAZBERRI
STOLI RAZBERI
STOLICHNAYA STRASBERI
STOLI STRASBERI
STOLICHNAYA STOLI STRASBERI
STOLI VANIL
STOLICHNAYA STOLI VANIL
STOLICHNAYA ZINAMON
STOLICHNAYA STOLI ZINAMON
STOLI ZINAMON
STOLICHNAYA GOLD
PRIVIET
PRIVIET VODKA PREMIUM IMPORTED FROM RUSSIA

SCHEDULE B

MARK	REGISTRATION NO.
STOLICHNAYA	865,462
STOLICHNAYA	1,291,454
STOLICHNAYA	2,317,475
STOLI	1,244,735
STOLICHNAYA RUSSIAN VODKA	1,852,552
STOLICHNAYA KAFYA	2,155,523
STOLICHNAYA LIMONNAYA VODKA	2,334,080
STOLICHNAYA LIMONNAYA	2,339,463
STOLICHNAYA LIMONNAYA VODKA	2,334,079
STOLICHNAYA OHRANJ	2,291,831
STOLICHNAYA OHRANJ	2,233,190
STOLICHNAYA OHRANJ	1,988,911
STOLI PERSIK	2,189,745
STOLICHNAYA STOLI PERSIK	2,339,689
STOLICHNAYA STOLI RAZBERI	2,204,355
STOLI RAZBERI	2,175,465
STOLICHNAYA STRASBERI	2,202,991
STOLI STRASBERI	2,205,863
STOLI VANIL	2,192,600
STOLI ZINAMON	2,192,681
PRIVIET	1,557,155
PRIVIET VODKA PREMIUM IMPORTED FROM RUSSIA	1,758,655

SCHEDULE C

MARK	APPLICATION SERIAL NO.
STOLICHNAYA GOLD	75/184,282

SCHEDULE D

MARK	REGISTRATION NO./ TERRITORY
STOLI	596/GUAM
STOLICHNAYA	597/GUAM
STOLICHNAYA	598/GUAM
STOLI	7924/PUERTO RICO
STOLICHNAYA	1925/PUERTO RICO
STOLICHNAYA	7926/PUERTO RICO

Exhibit D

PRICE LIST

ITEMS	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
[*****] [*****] [*****] [*****] [*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****] [*****] [*****] [*****] [*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****] [*****] [*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****] [*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****] [*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****] [*****] [*****] [*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

[*****].

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

Exhibit E

PARAGRAPH 18.1 CALCULATION

Volumes:

Shipments
Depletions
Purchases

Profit

Turnover
Discounts/Price Support
Cost of Sales

GROSS PROFIT

*ADVERTISING & PROMOTION

Headquarters Marketing

Advertising
Trade & Customer Promotion
Public Relations
Research
Materials

Field Marketing

Advertising
Trade & Customer Promotion
Public Relations
Research
Materials

Brand Contribution

*ADNAC Overhead Attributable to the Brands

Net Profit

*
Components to be allocated in accordance with principles applied to other core brands.

  Exhibit F

  VODKA PRODUCT SPECIFICATIONS
  AND
  ASSURANCE PROCEDURES

GOST 27907-88 (State Standard)

Vodkas for Export
General Specifications

Infringement of the standard is persecuted by law.

This standard covers vodkas exported in bottles and standard containers.

        Valid as of 01.01.90
till 01.01.93

        1.    TECHNICAL REQUIREMENTS

          1.1  Vodkas must be prepared in accordance with the requirements of this standard to recipes and technological regulations for production of vodka for export, observing norms and rules set in an established procedure.

          1.2  Characteristics

            1.2.1As to organoleptic indices, vodkas must conform with the requirements specified in Table 1.

Name of Indices	Characteristics
Outward appearance	Transparent liquid, without alien admixtures and sediment.
Color	Colorless liquid.
Taste and aroma	Taste and aroma specific for this Vodka without any alien taste and aroma.

            1.2.2As to physical and chemical indices, vodkas must conform with the requirements specified in Table 2.

	Normal rate for vodkas produced from spirits
Name of Indices	"Extra"	"Lux"

Strength, %	38—56	40
Alkalinity — volume of hydrochloric acid with (HCl) = 0,1mol/cu.dm), used per titration of 100 cu. cm of vodka, cu. cm, not more than	1.5	1.5
Mass concentration of aldehydes converted into acetic in 1 cu. dm of anhydrous spirit, mg, not more than	3	3
Mass concentration of fusel converted into the mixture of isoamil and

        2.    ACCEPTANCE

          2.1  Acceptance is made in accordance with GOST 5363-82.

          2.2  Each lot of vodka must be accompanied by a document confirming its quality.

        3.    METHODS OF ANALYSIS

          3.1  Sampling and methods of analysis are to be made in accordance with GOST 5363-82.

        4.    TRANSPORTATION AND STORAGE

          4.1  In accordance with transportation rules governing a specific type of transport, vodka transportation is made by all kinds of closed transport facilities. During loading, transporting and unloading, corrugated cardboard vodka cases must be protected from dirt and atmospheric precipitation.

          4.2  Bottles of vodka, packed into cases must be stored at the temperature ranging from minus 15 to plus 30 Celsius Degrees (C) and at humidity not more than 85%.

        5.    PRODUCER'S GUARANTEE

          5.1  The producer guarantees vodka's conformity to the requirements of the present standard subject to observing storage and transportation conditions.

          5.2  The guaranteed shelf life of vodka is not less than five years from the bottling date.

PEPSI COLA INTERNATIONAL LTD. QUALITY ASSURANCE SPECIFICATION
APPROVALS	REASON FOR ISSUE:	ISSUE DATE: January 1, 1996	REF #: PCIL1000
Michael Finnerty Richard Stierschneider	FINAL:	SUPERSEDES: Preliminary	PAGE 1

STOLICHNAYA VODKA 80 PROOF

CONTENTS
Supplier, Bottling Plants
Product Description
Scope of the Specification
General Conditions
Test Methods and Quality Assurance
Sensory Characteristics
Chemical and Physical Specifications
Process and Materials Requirements
Product Stability
General Packaging Requirements
Other Requirements
Appendix of Connected Specifications and other Documents
Table of Abbreviations
SUPPLIER	Scjuzplodoimport (SPI)
BOTTLING PLANTS	MOSCOS (Association Cristall), St. Petersburg (Liviz), Samara (Rodnik), Kaluga (Dristall), Irkutsk (Kedr), Kaliningrad (Roswestalko)
PRODUCT DESCRIPTION
A Class 1. [*****]
SCOPE
	Brand Product Name Proof Item Numbers Sizes	Stolichnaya Vodka 80 Various 0.050 L, 0.200 L, 0.375 L, 0.500 L, 0.750 L, 1.00 L, 1.75 L

        The scope of this specification covers and includes requirements for product base materials, process methods, final product quality, quality control and assurance systems, glass containers, cartons and other packaging materials, for the product described herein. Where certain elements of this specification may conflict, the general intent will be to satisfy both requirements simultaneously. Similarly, satisfaction of a requirement of one specification does not necessarily allow disregard for another.

        This specification supersedes, and includes, and incorporates all requirements in the GOST Standard series for Export Vodka Number 27907-88. Where GOST and PCIL requirements overlap, the more stringent shall usually apply, however, PCIL explicitly reserves the right to determine any and all, current and future requirements for the product specified herein.

GENERAL CONDITIONS

        The Supplier shall produce this vodka product in accordance with good alcohol beverage manufacturing practice.

        The Supplier warrants and guarantees that this vodka shall comply with the United States Federal Food, Drug and Cosmetic Act (US FDA), with all regulations promulgated thereunder, to the Standards of Identity for vodka as defined in 27 CFR and with all other United States federal, state and local statutes, regulations, standards and tolerances (including those pertaining to base grain claims, alcohol content, fill, labeling, additives and pesticide residue tolerances, permitted packaging, indirect contact contaminants, and permitted process additives).

        The Supplier warrants and guarantees that this vodka complies fully with these specifications, is of merchantable quality and is free from defects. The Supplier shall indemnify and hold Pepsi Cola International, Ltd., (PCIL) harmless from and against any and all liability, cost or expense arising out of breach of this warranty.

        The Supplier shall provide upon request appropriate documentation certifying the analytical quality of the product. Proposal samples taken from actual production will be provided prior to approval and first shipment. Subsequent shipments shall conform in every respect to the proposal sample and this specification.

        The Supplier shall organize and maintain a Quality Program in accordance with the general requirements of ANSI/ASOC Standard C1-1985 (Appendix), ISO 9000 series, GOST Standard, or equivalent. The Quality Program shall be documented and subject to review and audit by PCIL. The Program shall apply to the control of quality throughout all areas of performance, including as appropriate, the design, procurement, identification, stocking, and issue of materials, the entire process of manufacture: and the packaging, storing and shipping Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission of product. The Program shall provide that, as early as possible, product nonconformities and program deficiencies shall be discovered, reported, and corrective action taken.

TESTING METHODS AND QUALITY ASSURANCE PROCEDURES

        Permitted test methods shall follow the protocols of the AOAC, or those of other internationally recognized testing associations, have accuracy traceable to standards, and shall have precision corresponding to the significant figures presented in this specification. Upon the request of PCIL, the Supplier shall provide evidence of the efficacy of any test methods being used by their Quality Control departments.

        Each requirement target and range in this specification shall hold for any single bottle sample tested. A result outside of the range will be considered defective. Defects are classified as major and minor according to United States FDA statutes, general industry standard practice, and PCIL determination as necessary. A single sample bottle with a major defect will be considered unacceptable. A single sample with more than four minor defects will also be considered unacceptable.

        Acceptance of a batch or lot shall be verified by representative sample of bottles according to procedures outlines in ISO 9000 or equivalent. PCIL specifies that the general sampling conditions shall be:

        [*****]

        For reasons of expediency where the value of a lot is not specifically in question, less rigorous sample plans may be substituted by PCIL in order to ascertain the general quality of the lot and to estimate the extent of a suspected defect. SPI and the Bottling Plants agree to accept such substitute sample plans as capable of determining lot quality.

SENSORY CHARACTERISTICS

        The vodka is to be free of any spirit product defects including visual hazes and sediments, particulates and objectionable off-odors or tastes.

Appearance:	Colorless; "water-like"; "brilliant"; "crystal" clear
Aroma:	Medium intense "vodka odor"; almost neutral; clean
Taste:	Very slightly sweet; smooth; "round"; clean and free of defects

PHYSICAL AND CHEMICAL SPECIFICATIONS OF BOTTLED VODKA

        Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

Chemical Specification	Method	Target	Acceptable Range

[****]	[****]	[****]	[****]

PRODUCT PROCESS AND MATERIALS REQUIREMENTS

        By BATF Federal requirement, the spirit shall be distilled at not less than 190 degrees proof. Spirit for this vodka shall conform to the requirements of "Extra" grade by GOST Standard. The spirit shall come solely from the rectifying/purifying column main output. Other intradistillation sources, for example ethanol from fusel columns heads or stripping column heads, are not permitted.

        The spirit shall be certified as derived solely from wheat grain. The grain shall be fresh, clean, and free of mold growth as per GOST Standards.

        Water for production of this vodka is to be purified by a combination process that includes activated carbon treatment, sodium cation exchange, and reverse osmosis. The water shall have a [*****].

        The spirit shall be mixed with water to [*****] and passed through process columns packed with Russian DAK standard granular birch wood carbon [*****] at the flow rate specified by GOST Standard. The carbon may be regenerated by steam as permitted by GOST Standard.

        Sugar as syrup conforming to GOST procedures and requirements is to be added at a concentration of [*****].

        The prepared vodka mixture shall be polish filtered through beds of quartz crystal sand, as per GOST Standards, to achieve "brilliant", "crystal" clarity.

        Specifically prohibited processes and materials include:

  •
  Any source of alcohol other than wheat

  •
  Asbestos pads of filter aid materials for filtration

  •
  Treatment by permanganate oxidation of interior or technical alcohols

  •
  Direct or indirect contact with non-food grade coatings or materials

  •
  Cork, or cork composite lined caps

PRODUCT STABILITY The vodka is to be processed (lined, refrigerated, carbon treated, filtered) to prevent any instabilities in the bottle, including any visual hazes or deposits, flocculations, salt crystals, fibers, and carbon particles.

        The vodka in the bottle shall be visually clear and appear water-like under normal lighting conditions until purchased and consumed. This requirement applies regardless of product age or storage temperature.

GENERAL PACKAGING REQUIREMENTS

        Package component dimensions, weights, fill point capacities, designs, colors and other performance characteristics are specified in PCIL's Manual of Packaging, Labels & Closures. Substitutions will be allowed only with the specific permission of PCIL Operations.

Fill:	(1) [*****] (2) [*****]
Bottle:	White glass bottle, per PCIL's Manual of Packaging, Labels & Closures. Clear and colorless without visual or structural defects; chemically inert.
Closure:	[*****]
Capsule:	Material, color and dimensions per PCIL Operations requirements. Well applied, free of blisters, discolorations, or curling due to heat application.
Labels:
Mechanical design, paper stock and colors according to PCIL Operations requirements. Abrasion resistance to be determined by ASTM test (Appendix). Front and back labels matched according to item, with proper UPC code. Front label to be coded inside, facing glass, to indicate production plant location and the bottling date. Alternatively, code may be applied to bottom of bottle by "Ink Jet" or Cold Laser and can give time as well as date. Paper labels to be well applied with good quality glue as per PCIL specification, clean,straight, and symmetrical.
Cartons:
Sturdy, for export shipment, white color with red appliqué. Clearly coded with PCIL order number. Dimensions, materials and performance characteristics according to PCIL Manual of Packaging, Labels & Closures and the Mullen Edge Crush Test method (Appendix).

OTHER REQUIREMENTS

        To be determined.

APPENDIX OF CONNECTED SPECIFICATIONS AND OTHER DOCUMENTS

  •
  ANSI/ASOC Standard C1-1985 "General Requirements of a Quality Program"

  •
  PCIL Manual of Packaging, Label & Closures Manual 1995

  •
  GTI Glass Manufacturers Inspection Procedures

  •
  Zapata Company ROPP Cap Application Test Method

  •
  Alcoa ROPP Cap Application Manual

  •
  ASTM Cap Torque Resistance to Opening

  •
  Sutherland Rub Test Method and Specification

  •
  Mullen Edge Crush Test for Cartons (ECT).

TABLE OF ABBREVIATIONS

PCIL	Pepsi Cola International Ltd.
SPI	Sojuzplodoimport
CFR 27	Code of Federal Regulations—Alcohol, Tobacco, and Firearms
ANSI/ASQC	American National Standard / American society for Quality Control
ASTM	American Society of Testing and Materials
AOAC	Association of Official Analytical Chemists
AAS	Atomic Absorption Spectrophotometry
HPLC	High Performance Liquid Chromatograpohy
GC/FID	Gas Chromatography With Flame Ionization Detection
GC/MS	Gas Chromatography With Mass Spectrophotometric Detection
CaCO3	Calcium Carbonate
NTU	Nephelometric Turbidity Units
g/L	grams per liter
mg/L	milligrams per liter
g/L	micrograms per liter
ROPP	Roll-On Pilfer Proof (closures)
UPC	Universal Package Code
GTI	Glass Technical Institute
Ag	Silver
As	Arsenic
Bi	Bismuth
Cd	Cadmium
Cu	Copper
Hg	Mercury
Sb	Antimony
Sn	Tin
DMP	dimethyl phthalate
DEP	diethyl phthalate
DBT	di-n-butyl phthalate
DOP	di-n-octyl phthalate
BBP	butyl benzyl phthalate
EHP	bis (2-ethylhexyl) phthalate

QuickLinks

  Exhibit 4.1
TRADEMARK, SUPPLY AND DISTRIBUTION AGREEMENT
TABLE OF CONTENTS